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                                                                    EXHIBIT 10.9

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS. OMITTED INFORMATION HAS BEEN REPLACED BY [*].

       FLEXTRONICS MANUFACTURING IRELAND AND STORAGE SYSTEMS INC. EUROPE
                        MANUFACTURING SERVICE AGREEMENT

SECTION 0.0 PREFACE AND PARTIES

     This Manufacturing Service Agreement ("Agreement") is made and entered into as of 4 August 2000 by and between Flextronics International Cork B.V. Ireland
(FIC), a division of Flextronics International, having its place of business at Kilbarry Industrial Park, Dublin Hill, Cork, Ireland and LSI Storage Systems Europe Holdings, Ltd. (SSE) having its place of business at Kilbarry Industrial Park, Dublin Hill, Cork, Ireland; SSE being a division of LSI Logic Storage Systems, Inc., a Delaware corporation, with a place of business located at 3718 North Rock Road, Wichita, KS 67226-1397 USA (LSI-SSI).

                                    RECITALS

     WHEREAS, SSE desires to have FIC procure Components (as defined below) manufacture, assemble and ship certain Product Units (herein defined) pursuant to one or more Purchase Orders (hereinafter defined) issued by SSE in accordance with this Agreement; and

     WHEREAS, FIC desires to procure, manufacture, assemble and ship such Product Units for SSE hereunder;

     NOW, THEREFORE, SSE and FIC, intending to be legally bound, hereby agree as follows:

SECTION 1.0 DEFINITIONS

     Definitions. The following terms, in singular and/or plural forms of the same term as and wherever used herein, shall have the meanings set forth in this
Section:

     1.1 "BOM" shall mean SSE's bill of materials which includes a listing or reference for the Components included in or required for the manufacture or assembly of the Product Units based on their Specifications. Generic or staple Components may be provided for in general terms sufficient to give SSE an estimate of approximate cost.

     1.2 "Components" shall mean parts, materials, and supplies procured for, included in or required for each Product Unit, as provided in the BOM for such Product Unit. The Components will include all equipment or intellectual Property Rights included in or required for each Product Unit. Components may be manufactured by or for FIC (FIC Components) from SSE's approved vendor list or obtained from or through SSE (SSE Components), if so indicated in the BOM for the Product Units.

     1.3 "Days" shall mean Calendar days unless otherwise specified, provided that if a deadline fails on a Saturday, Sunday or holiday, it shall be extended until the following regular business day.

     1.4 "Delivery" shall mean delivery of Product Units, FOB FIC's facility.

     1.5 "Intellectual Property Rights" shall mean any rights under patent, semi-conductor chip protection, copyright, trade secret, trademark, or similar laws which would restrict the manufacture, assembly, or distribution of the Product Units or the subsequent use, sale, or repair of the Products as purchased by SSE from FIC hereunder.

     1.6 "Manufacturing and Design Documentation" shall mean materials and media provided to FIC by SSE or third-party contractors, suppliers, or licensors acting at SSE request or created by SSE or third-party
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contractors, suppliers, or licensors acting at SSE request, in each case specifically for use in the manufacture and assembly of Product Units hereunder, including but not limited to drawings, routings, BOMs, schematics, circuit diagrams, Specifications, and test documents.

     1.7 "Excess Material" shall mean Components on hand that are no longer needed for current production of SSE's Product Units or that there is no SSE open Purchase Order for the following [*] or valid forecast for the following [*].

     1.8 "Material(s)" shall mean Components identified in the BOM which are collectively used to produce the Product Unit(s).

     1.9 "Manufacturing Lead Time" shall mean the total aggregate lead time of that Component of the Product Unit having the longest lead time, plus the time necessary for receiving, inspection, manufacturing, systems integration, test and distribution as designated by FIC.

     1.10 "NRE" shall mean nonrecurring charges for special development or other activities listed under this designation in a Statement of Work.

     1.11 "Obsolete Material" shall mean Materials on hand and non-cancelable FIC order that can no longer be used on SSE's Product Unit(s) and are not returnable nor useable on FIC production for other customers.

     1.12 "Purchase Order" shall mean an order to purchase a specific quantity of a Product Unit submitted by SSE and accepted by FIC, in accordance with, and which shall specifically reference this Agreement. Such Purchase Order shall include the quantity and type of Product Units to be manufactured and purchased; the unit price; the Product Unit revision level; scheduled delivery dates (unless submitted on open delivery terms); and "sold to", "invoice to", and "ship to" addresses. The terms of this Agreement shall control over any printed terms on a Purchase Order, acknowledgement, confirmation, or invoice.

     1.13 "Product Unit" shall mean the product identified by SSE's part number or assembly identification name specified in its Purchase Order issued under this Agreement as more fully described in SSE's Specifications including any and all modifications, changes and improvements made to such Product Unit during the term of this Agreement, which comprises the integrated unit described in each Statement of Work. There can be multiple versions of a Product Unit, based on differences provided for under BOMs and Statements of Work.

     1.14 "Specifications" shall mean the description of the Product Unit, as provided through detailed drawings, an approved vendor list, in process and final test criteria, or similar documentation.

     1.15 "Statement of Work" shall mean a document relating to a particular Product Unit, documented and agreed on by FIC and SSE, which refers to the Specifications for the Product Unit that FIC agrees to manufacture or assembly pursuant to Purchase Orders SSE may submit hereunder. If multiple versions of a Product Unit are contemplated, an initial Statement of Work may give a generalized description or provide sample specifications and leave the detailed specifications of each version to the terms of further BOMs, Statements of Work, or ordering procedures. Price terms, packaging, and applicable testing procedures for each Product Unit will be set forth in a Statement of Work. A Statement of Work may include minimum volume purchase commitments to be satisfied through future Purchase Orders. A Statement of Work may be implemented by reference to a new or changed BOM. A Statement of Work may provide for special packaging or logo requirements.

SECTION 2.0 AGREEMENT TO MANUFACTURE

     2.1 Scope of Work. FIC shall procure and manufacture Components and sell the resulting Product Units to SSE, and SSE shall order and purchase Product Units, as specified on Exhibit A, from FIC in accordance with the terms and conditions of this Agreement.

     2.2 Specifications. SSE shall have primary responsibility for the preparation of the Specifications for the Product Units, and shall provide FIC with copies of preliminary, working draft, and completed portions of the Specifications for review. The parties agree to cooperate with each other to implement changes to the

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Specifications made by SSE from time to time. The parties shall jointly review the impact of such changes, and, in the event FIC believes that any such change will affect the work performed by FIC under this Agreement, it shall notify SSE and advise SSE of any such effect, including any impact on the manufacture or assembly of the Product Unit, design considerations, and/or the costs to be incurred by FIC and SSE as a result of such changes. A description of the then-current Product Units and their Specifications shall be attached as Exhibit
B. SSE agrees to purchase from FIC all Products Units manufactured in accordance with the terms of this Agreement.

     2.3 Project Coordination. Each party shall appoint technical coordinators to maintain technical liaison with the other party in connection with the manufacture of the Product Units. Communication between the parties regarding the design or engineering of the product shall be between the designated coordinators.

     2.4 Consigned Materials. Upon agreement with FIC, SSE may supply consigned materials to FIC. All consigned materials will be delivered to FIC in sufficient time and in sufficient quantities, including normal attrition levels, to allow FIC to meet scheduled delivery dates for the applicable Product Units. All consigned materials shall be in good condition and working order. SSE assumes liability for the quality of all consigned materials and FIC shall not be responsible for any defects or deficiencies therein prior to consigned materials undergoing FIC's receiving inspection process for cosmetic inspection or parts found to be defective based on test results.

SECTION 3.0 PURCHASE ORDERS/FORECASTS AND RESCHEDULING & CANCELLATIONS

     3.1 Forecasts. On a [*] basis, SSE shall provide FIC with a minimum [*] forecast of Product Unit requirements. This forecast is to be used for Component procurement purposes. SSE hereby authorizes FIC, and FIC shall be required to make such purchases as are reasonably necessary to meet SSE's forecast. SSE will be responsible for all Excess Material and/or Obsolete Material as defined within the terms of this Agreement. FIC shall make Component purchase commitments to suppliers as are reasonably necessary to meet SSE's forecasts taking into consideration the Manufacturing Lead Time of the actual Components.

     3.2 Purchase Orders. SSE will order Product Units by issuing Purchase Orders to FIC. Each Purchase Order shall cover SSE's estimated requirements derived from the Forecast, for a period of at least [*]. Purchase Orders may be delivered to FIC by any reasonable means, including but not limited to postal delivery, courier delivery, facsimile transmission, or electronic mail. Purchase Orders, regardless of delivery means, will be confirmed by FIC. No Purchase Order shall be binding upon FIC unless and until it is accepted by FIC in writing. Within [*] of receipt of a Purchase Order, FIC shall either accept or reject the same. If FIC is unable to meet the delivery schedule set forth in a Purchase Order or finds the same to be unacceptable for some other reason, FIC and SSE shall negotiate in good faith to resolve the disputed matter(s).

     3.3 Purchase Order Releases. SSE shall issue FIC firm Purchase Order releases a minimum of [*] prior to the required delivery date based on accepted forecasts. FIC will use reasonable efforts to meet increases within the Manufacturing Lead Time if the Purchase Order Release is net based on accepted forecasts.

     3.4 Rescheduling of Released Orders. FIC agrees to use its best efforts to accommodate requests for rescheduling (acceleration and delay) and before accepting such rescheduling requests will quote applicable charges resulting from changes in costs associated with such rescheduling SSE may reschedule delivery of Product Units by sending FIC a written change order. Deliveries may be rescheduled in accordance with the schedule contained in Exhibit C attached to this Agreement.

     3.5 Cancellations. In the event that SSE wishes to cancel some quantity of Product Units ordered pursuant to this Agreement, FIC upon receipt of such written notice shall stop work to the extent specified therein. SSE's termination liability shall be limited to the terms set forth in Exhibit C attached to this Agreement.

     3.6 Cancellation Charges. As specified in Exhibit C, with respect to canceled Purchase Orders, SSE agrees to pay FIC: a) for Components (other than items provided or paid for by SSE acquired solely for the execution of such Purchase Order), and FIC's out-of-pocket costs for such Components, minus amounts
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saved as a result of any return, reuse, or sale; and b) for completed work and work in progress that cannot be used to fill other orders, FIC's costs for actual and reasonable labor and supplies incurred pursuant to SSE's Purchase Orders up to the date of receipt of notice of cancellation. In no event shall cancellation charges set forth in Exhibit C exceed the price of the Components and/or the Product Units, as the case may be, covered by the canceled portion of the Purchase Order.

     Obligations for payment for NRE, as set forth in Statements of Work or Purchase Orders, are not subject to reduction unless associated costs can be actually avoided. If such cost can be avoided, all reasonable effort will be made to minimize such cost and to reduce the requirement payments in an equitable manner. FIC will provide SSE with documentation adequate to support such claim for cancellation charges. Components and completed work and work in progress that are paid for by SSE pursuant to such cancellation charges shall be SSE's property and shall be held or delivered to SSE as SSE may request.

     Notwithstanding the foregoing, SSE shall have no obligation to pay cancellation charges where cancellations are the result of any failure of FIC to perform its obligations under this Agreement.

SECTION 4.0 PAYMENT AND SHIPPING TERMS

     4.1 Invoices and Payment. FIC may invoice for Product Units upon completion and shipment of such Product Units pursuant to Purchase Orders. To the extent FIC is entitled to do so under a Statement of Work, FIC may invoice for NRE and associated charges, if any, as set forth in such Statement of Work, upon commencement of production or as otherwise set forth in the applicable Statement of Work. Payment is due [*] from date of invoice, and payment shall be made by wire transfer or as otherwise agreed upon. In the event SSE fails to make payment within [*] after date of invoice, FIC may, at its option, unless the invoice is in dispute, (1) cease shipments to SSE immediately and/or 2) make a good faith effort to expedite the resolution of the dispute.

     4.2 Packaging and Shipping. FIC shall package each Product Unit to SSE's Specifications, or, if not specified by SSE, to good commercial standards. All shipments made by FIC to SSE shall be F.O.B. FIC. Title, risk of loss and damage shall pass from FIC to SSE upon delivery to the F.O.B. point. Shipments will be made in accordance with SSE's specific routing instructions, including method of carrier to be used, and all special and incidental charges resulting from the choice of freight carrier shall be borne by SSE.

     4.3 Security Interest. FIC may request, and SSE in its sole discretion may grant, a purchase money security interest in each of the Product Units (except to the extent such Product Units embody Consigned Materials) produced pursuant to this Agreement in the amount of its purchase price. This interest will be satisfied by payment in full for the Product Units. A copy of this Agreement and/or appropriate UCC documents may be filed on FIC's behalf with appropriate state authorities at any time after signature by SSE as a financing statement in order to perfect FIC's security interest. SSE agrees to execute any and all such documents necessary to perfect said purchase money security interest.

     4.4 Taxes. SSE shall be responsible for sales, use, or custom taxes or duties resulting from the sale or shipment of Product Units in accordance with its Purchase Orders. SSE shall provide tax exemption numbers, if applicable, for such purchases.

SECTION 5.0 WARRANTY

     5.1 Warranty. FIC warrants to SSE that Product Units assembled or manufactured by FIC will (i) conform in all respects to their mutually agreed upon Specifications: (ii) will be merchantable, of good workmanship and be tree from defects in workmanship and programming under normal use and service for a [*] after shipment by FIC. FIC's obligation under this warranty is limited to promptly replacing or repairing at its option and expense any such non-compliance Product Unit(s), or paying SSE its cost of remedying such non-compliance. All defective Product Units shall be returned to FIC manufacturing facility, F.O.B. SSE, with reference to a FIC supplied Returned Materials Authorization number ("RMA"). The foregoing warranties shall inure to SSE, its successors and assigns, and those who purchase or use each Product Unit.

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          THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY,
     EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE AND FOR ALL OTHER OBLIGATIONS OR LIABILITIES ON FIC'S PART.

     FIC NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR FIC ANY OTHER LIABILITY IN CONNECTION WITH THE SALE OF THE SAID ITEMS. THIS WARRANTY SHALL NOT APPLY TO ANY OF SUCH PRODUCTS WHICH SHALL HAVE BEEN REPAIRED OR ALTERED EXCEPT BY FIC OR WHICH SHALL HAVE BEEN SUBJECT TO MISUSE, NEGLIGENCE, OR ACCIDENT. A PRIOR WRITTEN AUTHORIZATION MUST BE OBTAINED FROM FIC BEFORE ANY ITEMS CAN BE RETURNED TO FIC PURSUANT TO A WARRANTY CLAIM.

SECTION 6.0 RESPONSIBILITY FOR ADDITIONAL COSTS AND EXCESS INVENTORY

     6.1 Excess Inventory. In the event that FIC purchases or orders Components and related materials in order to meet its obligations to SSE's with respect the quantity of Product Units specified in the Forecast and/or a Purchase Order(s), SSE shall be required to purchase the unused portion of Components and related materials at [*], from FIC upon notice, [*]: if (i) SSE fails to purchase such Product Units in accordance with Purchase Orders(s); and (ii) FIC using best efforts cannot return, or cancel or use the Components or related materials. The total cost to be borne by SSE shall not exceed the unit cost of the Components and any related materials, multiplied by the quantity in excess plus a [*] handling fee.

     6.2 Additional Costs. Product Unit pricing shall remain firm for Product Units on SSE Purchase Orders which have been accepted by FIC except as follows:

          A. In the event there is an increase or decrease in the cost of materials which affects the Product Unit cost to SSE, FIC shall document such increase to SSE so that SSE may, and FIC shall be required to pursue alternative pricing (from other sources and customer sources and advise SSI through the change control process) in order to maintain the original cost ("Alternative Pricing"). If such an alternative cannot be achieved [*] from the time FIC documents such increase to SSE, the prices in Exhibit A shall be adjusted to reflect the actual cost of any such increase or decrease effective for orders shipped pursuant to Purchase Orders on the first day of the expiration of the [*].

          B. Provided SSE has been provided with notice and agrees, SSI-E will be responsible for certain charges defined as those charges constituting costs and expenses not contained in the quoted contract price, where the cause is due to SSE's actions, including but not limited to:

             1. Overtime: Overtime charges and actual expenses incurred as a result of delays in the normal production or interruption in the work flow process where such delays or interruption are caused by: (a) SSE change in Product Unit Specification or product test which impacts a build in progress, or (b) failure to provide sufficient quantities or a reasonable quality level of consigned materials where applicable to sustain the production schedule.

             2. Obsolete Materials: Any inventory rendered obsolete as a result of a SSE; engineering, field manufacturing, design, test, or other change. Such obsolete inventory shall be invoiced at the [*] handling, and shall be packaged and delivered to SSE by FIC, F.O.B. FIC shipping point, within [*] of the change effective date.

             3. Packaging Expenses: Expenses incurred due to SSE's packaging requirements unless such packaging requirements were contained in the Specifications.

             4. Unique Equipment: SSE and FIC will mutually agree on any NRE charges for unique equipment, which may result from adding new Product Units, or engineering changes, which modify existing Product Units. This equipment may consist of in-circuit test equipment, functional test equipment, special component tooling, and special assembly tooling PCBA pallets or modifications thereof.

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SECTION 7.0 QUALITY CONTROL STANDARDS

     7.1 Quality Assurance. FIC shall implement and maintain such quality assurance standards as are reasonably feasible to produce and deliver to SSE Product Units that are defect-free, as well as to meet any other quality and reliability standards agreed to between the parties.

     7.2 Ongoing Inspection and Testing. All Product Units shall be subject to inspection, acceptance testing and review for conformance to ongoing quality control standards as may be established in the Specifications and/or Statement of Work, together with other standard industry practices and procedures. Inspection and testing shall be at FIC's premises during normal business hours or, following a reasonable notice to FIC, on SSE's premises or at a location selected by SSE (including the premises of any customer of SSE). When conducted on FIC's premises by FIC, copies of all documents prepared by FIC indicating the results of such inspection and testing shall be provided to SSE at SSE's request. Inspection and testing at SSE's facilities or locations designated by SSE shall be commenced for each Product Unit within a period normally not more than [*] after arrival thereof. The inspection and testing shall be in accordance with quality control procedures and tests agreed upon by the parties.

     7.3 Facility Surveys. Following reasonable notice to FIC, SSE reserves the right to review, during regular business hours, FIC's physical facilities and FIC's quality control procedures, both prior to first Product deliveries and periodically thereafter, in order to assure compliance with the Specifications and other standard industry practices and procedures. FIC shall maintain quality control procedures mutually agreed upon by SSE and FIC. In the event that SSE determines in good faith, during any facilities survey, that FIC's procedure is insufficient to insure consistent acceptable quality as defined in Exhibit E, SSE shall so advise FIC, specifying the deficiency SSE believes exists and reasonable proposals for correction. In the event that FIC shall fail to effect the suggested correction or reasonably satisfy SSE as to the lack of need for such correction within [*], SSE may terminate this Agreement and cancel all then-outstanding Purchase Orders for Products and Parts without liability or consequence similar to recoveries outline on Exhibit C.

     7.4 Acceptance Testing Results. SSE shall provide notification to FIC upon completion of acceptance testing setting forth the specific date of acceptance or rejection of each Product Unit included in the notification. If any Product Unit is rejected, FIC shall, at SSE's option, either issue SSE full credit for return of the defective Product Unit, or proceed forthwith to correct the defects indicated by SSE, either by repairing the defective Product Unit at the point of delivery or within FIC's facility, if possible, or by supplying a new Product Unit. The cost associated with any such repair or replacement, including transportation charges for return to FIC and subsequent return to SSE, shall be borne by FIC.

     7.5 Failure to Meet Minimum Standards. If, during either qualification or acceptance testing, SSE determines that the Product Units are not defect-free or cannot comply with minimum quality standards as defined in Exhibit E, this Agreement may be terminated at SSE's option and SSE may cancel without liability or consequence any Purchase Order previously issued.

     7.6 FIC Personnel. FIC shall provide, at SSE's request and at locations selected by SSE, and at reasonable charge to SSE, technically competent personnel of FIC to assist in the identification and resolution of any performance problems which may jeopardize the progress of the first installation of the Product. FIC shall also provide, at SSE's request, any performance information available from any source which could aid SSE in evaluation of Product performance.

     7.7 No Waiver of Warranty. In no event shall the inspection, qualification, and acceptance of any Product Unit pursuant to this Section 7.0, or the payment for any such Product Unit by SSE, in any way impair or reduce SSE's rights under the warranty of Section 5 of this Agreement, or SSE's rights to further inspection or testing.

SECTION 8.0 SPECIFICATION, ENGINEERING AND OTHER CHANGES

     8.1 Engineering Design Changes. All engineering changes and sourcing changes must be approved by SSE before implementation by FIC. FIC will advise SSE within [*], how soon and at what cost, engineering changes can be implemented. The cost increases or decreases incurred as a result of engineering and/or
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sourcing changes will be reviewed and an equitable adjustment shall be made in the unit price of such effected Product Units, or shipping schedule or both, including increased or decreased costs to FIC, as approved by SSE, for any material that is rendered excess and/or obsolete pursuant to Section 6 above, due to such engineering change. Such engineering change will be implemented only upon receipt by FIC of SSE's written request to proceed with the change, provided however that SSE and FIC will mutually agree upon the effective date of the change.

     8.2 Change in Source of Parts. FIC will purchase Materials only from vendors specified, approved, and qualified by SSE. FIC shall notify SSE in advance of any proposed change and the reasons for the proposed change in the source (including addition of new vendors) of purchased Material and SSE shall have the right to approve or reject such source change.

     8.3 Out of Warranty Repair. FIC agrees to repair any out-of-warranty Product Units which SSE may elect to have repaired by FIC and which FIC deems repairable. FIC further agrees to update all such repaired Product Units to the latest engineering change and to mark or tag the same to show the latest revision level. The cost to SSE for such repair by FIC shall be at the repair prices set forth in Exhibit A.

SECTION 9.0 CONFIDENTIAL INFORMATION.

     9.1 Disclosure of Confidential Information. Each party agrees that it may be desirable to disclose Confidential Information to the other party. Confidential Information may also include confidential, proprietary and/or trade secret information that is owned by third parties, which third parties have granted sufficient rights to a party to permit such party to provide Confidential Information to the other party hereunder; for purposes of this Section, references to either party shall include any applicable third party owners/licensors of Confidential Information; and is clearly marked as "Confidential".

     9.2 Use of Confidential Information. Recipient agrees that it shall limit its disclosure of the Confidential Information of Disclosure solely to Representatives, who have a need to know such Confidential information for purposes of this Agreement. Without limiting the foregoing, Recipient agrees to treat Disclosure's Confidential Information with at least the same degree of care and protection that it uses with its own confidential information and trade secrets of similar kind and value. In any case where Recipient provides Disclosure's Confidential Information to a Representative, Recipient shall require that such Representative enter a written agreement with Recipient containing terms and conditions covering the disclosure, use and protection of such Confidential Information that are at least as protective and restrictive as the applicable terms and conditions of this Section.

     9.3 Reproduction or Duplication of Confidential Information. Recipient may reproduce or duplicate portions or all of Disclosure's Confidential Information disclosed hereunder, provided that Recipient shall reproduce and include in all such copies of Confidential Information prepared by Recipient the copyright notices and proprietary legends of Disclosure as they appear therein when originally furnished to Recipient. Further, Recipient shall not remove any proprietary, copyright, trade secret or other legend from any form of Confidential Information.

     9.4 Exclusions to Obligation of Confidentiality. Recipient shall have no obligation hereunder as to Confidential Information provided by Disclosure that
(1) is known to Recipient at the time of disclosure, (ii) is independently developed by Recipient provided Recipient can show that such development was accomplished by or on behalf of Recipient without the use of or any reference to Confidential Information supplied to Recipient by Disclosure, (iii) becomes rightfully known to Recipient from a source other than Disclosure without restriction on subsequent disclosure or use, (iv) is or becomes part of the public domain through no wrongful act of Recipient, or (vi) is furnished to a third party by Disclosure without Disclosure requiring such third party to undertake an obligation of confidentiality. Further, Recipient may disclose Confidential Information of Disclosure pursuant to a judicial or governmental request, requirement or order, provided that Recipient gives Disclosure sufficient prior notice to contest, or to seek a protective order restricting further disclosure of Confidential Information provided in response to, such request, requirement or order.

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     9.5 Confidentiality of Agreement.  The parties agree that they shall consider the terms and conditions of this Agreement to be Confidential Information, and that neither shall disclose such terms and conditions or the relationship between the parties to any third party without the express written permission of the other party, provided, however, that a party may, at any time and without notice to the other party, disclose any portion of any of its standard form agreements that have been incorporated herein to any third party. Press releases and other like publicity, advertising or promotional material that mention this Agreement or the other party by name shall be agreed upon by both parties in writing prior to any release.

     9.6 No Ownership Interest Transferred. Recipient acknowledges that it is granted only the limited right to use Confidential Information provided herein, and that such right is revocable at will by Disclosure and not coupled with any interest in the Confidential Information. Neither party transfers to the other any right of ownership in or title to any Confidential Information or other intellectual property hereunder, either expressly or by implication, estoppel or otherwise.

     9.7 Termination of Possession of Confidential Information; Survival of Obligations. On Disclosure's request, Recipient shall (1) promptly return or destroy all Confidential Information of Disclosure, (ii) discontinue all further use of Confidential Information of Disclosure, and (iii) certify in writing to Disclosure that such actions have been taken. The obligations of the parties under this Attachment relating to the confidentiality of Confidential Information shall survive and continue after any termination of this Letter for a period of [*] after the date of such termination.

SECTION 10.0 TERM AND TERMINATION

     10.1 Term and Termination. The initial term of this Agreement shall commence on the date of execution hereof and shall be in effect for an initial term of five (5) years with automatic bi-annual renewals (every 2 years) unless terminated according to one or more of the following provisions:

          A.  At any time upon the mutual written agreement of both parties.

          B. At the end of the Initial Term or any subsequent one-year term by either party upon written notice to the other party received not less than ninety (90) days prior to the expiration of any such term;

          C. By either party upon thirty-day (30) written notice to the other party following a material breach of the Agreement by the other party and the breaching party's failure to cure such breach with reasonable promptness in light of all surrounding circumstances;

          D. By either party upon the other party seeking an order for relief under the bankruptcy laws of the United States or similar laws of any other jurisdiction, a composition with or assignment for the benefit of creditors, or the dissolution or liquidation.

          E. Upon any such termination, SSE shall be liable, in the event of any cancellation of current Purchase Orders with FIC, according to the terms contained in Exhibit C.

          F. Survival. Notwithstanding any termination of this Agreement, the provisions of Sections 1.0 Definitions, Section 5.0 Warranty, Section 11 Intellectual Property & Indemnification, and Section 12.0 Miscellaneous, shall continue in accordance with their terms.

SECTION 11.0 INTELLECTUAL PROPERTY & INDEMNIFICATION

     11.1 Product Indemnification. Each party shall indemnify and defend the other party against any and all claims, suits, losses, expenses, and liabilities, for bodily injury, personal injury, death, and property damage asserted or brought or asserted by any person or entity arising out of the design, installation or use of any Product Unit(s) manufactured by FIC under this Agreement unless such claim alleges that FIC's manufacturing process is directly or indirectly at fault. Such indemnification shall include attorney's fees and all other costs incurred by FIC in the defense of such claims, asserted liabilities or causes of actions. Both parties shall carry and maintain liability insurance coverage to satisfactorily cover its obligations under this Agreement.

     11.2 Patents, Copyright, Trade Secret and Other Proprietary Rights.

          A. SSE agrees to defend at its expense any suit brought against FIC based upon a claim that finished Product Unit(s) manufactured by FIC under this Agreement infringes on a patent, copyright, trade secret and other proprietary right, foreign or domestic, and to pay the amount of any settlement or the costs and damages finally awarded provided that FIC promptly notifies SSE and provides SSE with reasonable assistance in the defense of any such action.

          B. FIC, at its own expense, shall indemnify and defend SSE and any subsequent owner of the Product Units, and shall pay any damages, agreed upon settlement amounts, or necessary costs (including attorney fees and expenses) finally awarded with respect to all proceedings or claims against FIC for the infringement of any Intellectual Property Rights resulting from FIC's manufacture and assembly processes or the use of FIC's Components where such use necessarily and solely causes the infringement. FIC shall not have any liability hereunder based on (1) required compliance by FIC with Specifications originating or furnished by SSE (or the combination of the Product Units with other apparatus not included in the deliveries to
     SSE), if such compliance (or combination) necessarily and solely gives rise to such proceedings or claims; (2) infringement or alleged infringement caused solely by SSE Components; (3) SSE's failure to provide prompt notice to FIC of any such proceeding or claim and copies of all communications, notices, and/or other actions relating to such claim; or (4) infringement resulting from modifications or alterations made after shipment by FIC. SSE shall not agree to settle any such proceeding or claim without the written consent of FIC, which consent shall not be unreasonably withheld.

     11.3 Limitation of Liability. Except for Infringement, either party's maximum aggregate liability under, arising from or in connection with this Agreement, whether arising in contract, tort (including negligence) or otherwise, shall be limited to the price paid for the Product(s) giving rise to the claim.

     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER, OR TO ANY THIRD PARTY, FOR ANY LOST PROFITS, LOST SAVINGS, INCIDENTAL OR OTHER CONSEQUENTIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     11.4 No Other Rights. Except for any licenses and immunities that are expressly granted by this Agreement, nothing in this Agreement of any course of dealing between the parties will be deemed to create a license from either party to the other of any Intellectual Property Right, whether by estoppel, implication otherwise.

SECTION 12.0 MISCELLANEOUS

     12.1 Entire Agreement. This Agreement shall constitute the entire Agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings between the Parties relating to such transactions. Any representations, promises, warranties or statements made by either party that differ in any way from the terns of this Agreement shall not be binding on either party unless made in writing and signed by a duly authorized representative of each party. The Exhibits listed below are considered to be a part of this Agreement:

        Exhibit A  Product Unit Pricing
        Exhibit B  Description and Product Unit Specifications
        Exhibit C  Reschedule and Cancellation Term
        Exhibit D  Non-Disclosure Agreement
        Exhibit E  Statement of Work

     SSE and FIC shall comply with all terms and conditions stated in this Agreement and with all product specifications contained in customer issued purchase orders. In the event of inconsistency, the order of precedence shall be as follows:

          (1) This Agreement

          (2) Exhibits to this Agreement

          (3) Product Specifications on the face of SSE's Purchase Order(s)

          (4) Statement of Work

     12.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party hereto shall in any way sell, transfer, assign, or otherwise dispose of any of the rights, privileges, duties and obligations granted or imposed upon it under this Agreement; provided however, that FIC shall have the right to assign its right, duties and responsibilities under this Agreement to any affiliate of FIC. An affiliate of FIC means any corporation partnership or other business entity which controls or is controlled by, or is under common control with FIC.

     12.3 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, except in those instances where removal or elimination of such invalid, illegal, or unenforceable provision or provisions would result in a failure of consideration under this Agreement, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     12.4 Force Majeure. FIC shall not be liable for any delay in performance or failure to perform, in whole or in part when due to labor dispute, strike, war or act of war (whether an actual declaration is made or not), insurrection, riot civil commotion, act of public enemy, accident, fire, flood, or other act of God, act of any governmental authority, judicial action, or similar causes beyond the reasonable control of FIC. If an event of force majeure occurs, FIC shall promptly notify SSE.

     12.5 Independent Contractor. FlC and SSE are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Each party shall have sole responsibility for the supervision and payment of its personnel and, except as agreed in writing, all other costs and expenses required to perform its obligations hereunder.

     12.6 Disputes. This Agreement shall be construed in accordance with Irish law. FIC and SSE shall meet to discuss and resolve all matters not specifically provided for in this Agreement and which require a decision and all differences, disputes and disagreements ("Disputes") which may arise between the parties. If the parties are still unable to resolve any such matters they shall reconvene for further discussions within [*] of the previous meeting. If the parties are still unable to resolve such matters at the reconvened meeting then the matters shall be referred to the Vice President of each of the respective parties for a decision. In the event that any Dispute cannot be resolved between the parties, the Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce as at present in force. The appointing authority shall be the international Court of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. The seat of arbitration shall be London. The language to be used in the arbitral shall be English.

     12.7 Confidential Information. Confidential Information shall be governed by the Non-Disclosure Agreement executed between FIC and SSE which is attached hereto and incorporated as Exhibit D.

     12.9 Freedom of Action. Except as restricted by Intellectual Property Rights of a party hereto or of third parties, nothing in this Agreement shall limit the right of SSE or FIC to develop, have developed, procure and/or market products or services now or in the future, except where such products or services are competitive with those that are subject to this Agreement.

     12.10 FIC Compliance with Governmental Legal Requirements. FIC shall comply with the provision of all applicable federal, state, and local laws, regulations, rules, and ordinances applicable to the transactions governed by this Agreement.

     12.11 Waiver. No failure or delay on the part of either party thereto in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy. No provision of this agreement may be waived except in writing signed by the party granting such waiver.

     12.12 Notice. Unless otherwise specified in this Agreement, all notices and other communications permitted or required hereunder shall be in writing and shall be mailed, faxed or otherwise delivered to the other party at the address set forth below, and shall be effective [upon receipt?]. Each notice to SSE or FIC shall be addressed, until notice change thereof, as follows

SSE                                               FIC
---                                               ---
Kilbarry Industrial Park           Kilbarry Industrial Park
Dublin Hill                        Dublin Hill
Cork, Ireland                      Cork, Ireland
Attn: Mark Walk                    Attn: Donal Sullivan
Copy to:
SSE Legal
LSI Storage Systems, Inc.
1621 Barber Street
Milpitas, CA 95035
USA
(tel: 408-433-7770)

     12.13 Export Requirements. FIC shall comply with all U.S. export laws and regulations which control the Products and associated technical data which LSI Logic furnishes to Reseller under this Agreement, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce, and the International Traffic in Arms Regulations administered by the U.S. Department of State.

     12.14 Facilities Accommodation. FIC shall, at no additional charge, provide SSE with [*] space at FIC premises in Cork Ireland for a period of [*] from the effective date of this Agreement, which shall include utilities, maintenance and parking for the purpose of SSE personnel to work at FIC facilities and provide on-site support and coordination for FIC as contemplated under the terms and conditions of this Agreement.

     12.15 Publicity. Reseller and LSI Logic agree to communicate and cooperate with respect to advertising and publicity regarding this Agreement and their relationship, and to obtain the written consent of the other before publishing or releasing any such advertising or publicity.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

Flextronics International Cork B.V. Ireland        LSI Storage Systems Europe Holding, Ltd.

By:                                                By:
    ----------------------------------------       ----------------------------------------
    Donal Sullivan, on behalf of Flextronics           Mark Walk, on behalf of LSI Storage
    International Cork B.V. Ireland                    Systems Europe Holdings, Ltd.
Date:                                              Date: 8/21/2000

           FLEXTRONICS MANUFACTURING IRELAND AND STORAGE SYSTEMS INC.
                     EUROPE MANUFACTURING SERVICE AGREEMENT

                                   EXHIBIT A
                                PRODUCT PRICING

                                      [*]

           FLEXTRONICS MANUFACTURING IRELAND AND STORAGE SYSTEMS INC.
                     EUROPE MANUFACTURING SERVICE AGREEMENT

                                   EXHIBIT B
                             PRODUCT SPECIFICATIONS
                                      [*]

           FLEXTRONICS MANUFACTURING IRELAND AND STORAGE SYSTEMS INC.
                     EUROPE MANUFACTURING SERVICE AGREEMENT

                                   EXHIBIT C
                            CANCELLATION/RESCHEDULE

                                      [*]

           FLEXTRONICS MANUFACTURING IRELAND AND STORAGE SYSTEMS INC.
                     EUROPE MANUFACTURING SERVICE AGREEMENT

                                   EXHIBIT D
                            NON-DISCLOSURE AGREEMENT

                         MUTUAL NONDISCLOSURE AGREEMENT

     THIS MUTUAL NONDISCLOSURE AGREEMENT ("NDA") is made by and between LSI Logic Corporation (hereinafter "LSI"), having its principal place of business at 1551 McCarthy Blvd., Milpitas, CA 95035 and Dovarton Ireland BV having its principal place of business at Dublin Hill, Cork, Ireland.

     This NDA is effective as of 11/16/99 ("Effective Date") and governs all disclosures of the subject matter herein described made since that date until this NDA is terminated, which shall be upon written notice having been given by either party hereto to the other party or in any event [*] following the Effective Date.

     In consideration of the premises and covenants of this NDA, the parties agree as follows:

     1. Each party hereto desires to furnish to the other party certain information that the party furnishing such information regards as proprietary. Such information may include, but is not limited to, information of the disclosing party relating to products, manufacturing processes, business strategies and plans, customer lists and research and development programs and
such other information, if any, as follows:           ("Confidential
Information").

     Confidential Information may be furnished in any tangible or intangible form including, but not limited to, writings, drawings, computer tapes and other electronic media, samples and verbal communications. Any Confidential Information furnished in tangible form shall be conspicuously marked as such and the content of any verbal communication will be reduced to a writing which identifies the Confidential Information for the record within [*] of the disclosure of the Confidential Information with a copy of such writing furnished within such time period to the party receiving such Confidential Information.

     2. All Confidential Information furnished pursuant to this NDA is done so solely for the purpose of evaluation of each party's potential interest in mutual business activity relating to: LSI Storage Systems Box Build.

     No other right, license or authorization, express or implied, to use is granted and each party agrees to be so limited with respect to all Confidential Information hereby received. In addition, neither party makes any warranty as to the accuracy of any Confidential Information. All right, title, and interest in the Confidential Information shall remain that of the disclosing party.

     3. Each party agrees that for a [*] from the date of disclosure it shall not disclose Confidential Information received from the disclosing party to any third party nor use such Confidential Information for any purpose other than to evaluate its interest in the mutual business described above.

     The receiving party shall use the same degree of care in maintaining the confidentiality of the confidential Information as it uses with respect to its own information that is regarded as confidential and/or proprietary by such party, but in any case shall at least use reasonable care. Each party agrees that it will restrict the access of all Confidential Information to only those of its employees and consultants who have need to be informed of the Confidential Information for the purposes for which the Confidential Information is provided, which persons will be bound to the receiving party by an agreement of confidentiality that contains substantially the same obligations contained in this NDA.

     4. The obligations of confidentiality and limitations of use shall continue beyond the termination of this NDA; provided, however, neither party shall be liable for any disclosure of Confidential Information or further restriction on use where: i) the same information was in the public domain at the time it was disclosed or later comes within the public domain, except through the acts or omissions of the receiving party; ii) the same information was known to the receiving party at the time of its disclosure; iii) the same information is approved for release by written authorization of the disclosing party; iv) the same information becomes known to the receiving party from a source other than the disclosing party without breach of an obligation of confidentiality; v) the same information is disclosed to one or more third parties by the disclosing party without restriction; or vi) the same information is independently developed by employees or representatives of the receiving party without access to the Confidential Information.

     5. Each party agrees that it will make no copies of any Confidential Information received from the other party without the receiving party having first obtained the written authorization for such copies from the disclosing party.

     6. Upon request by the disclosing party, all items of Confidential Information shall be returned to the disclosing party.

     7. Each receiving party acknowledges that the Confidential Information may be controlled by the U.S. Department of Commerce Export Administration Regulations or other requirements of the U.S. Government regulating the export of the Confidential Information. Each such party agrees that it shall not attempt to nor knowingly export or reexport Confidential Information of the disclosing party to any country without first having obtained all necessary approvals therefor.

     8. The parties agree that this NDA and all disputes arising hereunder shall be governed by the laws of the State of California. In addition, it is acknowledged and agreed that since a breach of the obligations of this NDA is likely to cause irreparable harm to the disclosing party and that money damages alone would be inadequate as a remedy for a breach of such obligations, the receiving party agrees that it will not object to the disclosing party seeking injunctive relief of any provision of this NDA, the party against whom such relief is sought agrees to waive and hereby does waive any requirement that the party seeking the injunctive relief post a bond or any other security. 9. This NDA constitutes the entire understanding between the parties as to the Confidential Information. No amendment or modification of this NDA shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by their respective duly authorized representatives.

     This NDA has been signed by the duly authorized representatives of the parties in identical counterparts, all of which comprise but one agreement on the subject matter hereof.

LSI LOGIC CORPORATION

By: /s/ THOMAS E. CARR
    --------------------------------------------------------
    Name Thomas E. Carr
    Title: Supply [Illegible] Mgmt
    Date: 11/10/99

DII Dovatron

By: /s/ DONAL SULLIVAN
    --------------------------------------------------------
    Name: Donal Sullivan
    Title: Director of Program Management
    Date: 11/16/99

           FLEXTRONICS MANUFACTURING IRELAND AND STORAGE SYSTEMS INC.
                     EUROPE MANUFACTURING SERVICE AGREEMENT

                                   EXHIBIT E
                               STATEMENT OF WORK

1.0 Minimum Quality: This Statement of Work details the minimum quality standards referred to in sections 7.3 and 7.5 of the Manufacturing Agreement.

     [*]